Exhibit 10.91

AGREEMENT

This AGREEMENT is made this 23rd day of March, 2005, by and between Senetek PLC, a company organized under the laws of England (the “Company”), and Wade H. Nichols III (the “Employee”) (collectively, the “Parties”), with reference to the following facts.

The Employee has been employed by the Company as General Counsel and Executive Vice President pursuant to an employment agreement effective as of April 1, 2003 (the “Employment Agreement”). The Company and the Employee now desire to terminate their employment relationship on mutually agreeable terms effective as of March 31, 2005 (the “Effective Date”). Accordingly, the parties agree as follows.

1. Employment Agreement. Except as expressly set forth herein, the terms and conditions of the Employment Agreement shall be null and void and of no further force or effect.

2. Severance Payment; Relocation Expenses. The Company agrees to pay the Employee an amount equal to his monthly base salary in effect on the Effective Date ($20,250) less withholdings required by law (the “Severance Payment”), each month for a period of time beginning on the Effective Date and ending five months from the Effective Date (the “Payment Period”), in accordance with the Company’s regular payroll practices. In addition, the Company agrees to reimburse the Employee’s reasonable relocation expenses as provided for in section 2 of the Employment Agreement, in an amount not greater than the amount paid by the Company in relocating the Employee to California upon the commencement of his employment with the Company, which the parties agree was $7,000. The Company shall pay such amount in advance on the Effective Date, less withholdings required by law.

3. Stock Options; Medical Benefits and Computer Equipment. By way of clarification and not in limitation of the provisions of section 1 above, the Employee agrees that he has no right or claim to the grant of employee stock options referred to in section 5.6 of the Employment Agreement. The Company agrees that (i) the Employee’s and his wife’s coverage under the Company’s employee medical and dental insurance plans shall continue until the end of the Payment Period, during which time the Company and the Employee shall continue to pay their respective portions of the costs of such coverage, the Employee’s portion being $92.30 per month; (ii) the period for the Employee’s continuation of medical coverage pursuant to COBRA shall commence at the end of the Payment Period, subject to the Employee making the premium payments required therefor; and (iii) the Employee may retain his Company-provided lap top computer and the desk top computer installed at his home in New York provided he permanently erases all Company records therefrom.

4. Deferred Compensation. The Company will issue to the Employee the 54,114 Ordinary Shares accrued to his personal account during 2004 pursuant to the Deferred Compensation Plan for Company Executives at the same time as Ordinary Shares are issued thereunder to other employees of the Company.

5. Personal Time off (PTO) Pay. The Company and the Employee agree that the Employee has accrued approximately 228 hours of unused PTO time as of March 23, 2005. To the extent not used prior to the Effective Date, the Company shall make payment for accrued and unused PTO time on the Effective Date.

6. Return of Company Property. On the Effective Date the Employee shall return to the Company all Company charge cards, access cards, files, documents and records in his possession in whatever form and shall keep no copies of the same. The Company acknowledges that, except as provided in section 3 above, the Employee does not have in his possession any other physical property belonging to the Company.

7. Release. The Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to him by the Company. The Employee, on behalf of himself and his heirs, executors, administrators, agents, assigns and legal representatives (the “Releasees”) do hereby completely release and forever discharge the Company, any affiliate of the Company (defined as any person or entity that directly or indirectly controls, is controlled by, or is under common control with the Company), and its and their present and former shareholders, officers, directors, agents, employees, attorneys, insurers, benefit plan administrators, successors and assigns (collectively, the “Release Parties”) from all claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character, known or unknown, mature or unmatured, which the Employee may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date (including, without limitation, the future effects of such acts, omissions or conditions), whether based on tort, contract (express or implied), or any federal, state or local law, statute or regulation (collectively, the “Released Claims”). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under Title VII of The Civil Rights Act of 1964, The Age Discrimination in Employment Act, The Americans With Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Released Claims shall also include, but not be limited to, claims for wages or other compensation due, severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit, and any and all claims relating to or arising from the Employee’s right or option to purchase or receive or his actual purchase or receipt of stock of the Company. The Employee likewise releases the Released Parties from any and all obligations for attorneys’ fees incurred in regard to the above claims or otherwise. The Employee acknowledges that upon payment of the Severance Payment and his receipt of the other consideration provided for in sections 2, 3, 4 and 5, above, he has, or will have, received all wages, vacation and other compensation earned and due as of the Effective Date. Notwithstanding the foregoing, Released Claims shall not include any claims based on obligations created by or reaffirmed in this Agreement, any claim for reimbursement or payment of business, medical or dental expenses for which appropriate reimbursement forms have been submitted by the Employee prior to the Effective Date in accordance with the Company’s established policies, or any rights to indemnification or contribution as provided by law and the Company’s Articles of Association or to any protection provided or available to the Employee under the Company’s directors’ and officers’ liability insurance policies.

8. Acknowledgement of Waiver of Claims Under ADEA. The Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination and Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. The Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date. The Employee acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which the Employee was already entitled. The Employee further acknowledges that the has been advised by this writing that (i) he should consult with an attorney prior to executing this Agreement; (ii) he has up to twenty-one (21) days within which to consider this Agreement; (iii)

he has up to seven (7) days following the execution of this Agreement by the parties to revoke this Agreement; and (iv) this Agreement shall not be effective until the Revocation Period has expired.

9. Waiver of Section 1542 of the Civil Code. The Employee understands and agrees that the Released Claims include not only claims presently known to the Employee, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in section 7. The Employee understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives any and all claims or rights based on different or additional facts. The Employee knowingly and voluntarily waives any and all rights or benefits that he may now have or in the future may have under the terms of Section 1542 of the California Civil Code which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

10. Covenant Not to Sue. The Employee agrees not to sue or initiate against any Released Party any action or proceeding or participate in the same, individually or as a member of a class, under any contract, express or implied, or any federal, state or local law, statute or regulation pertaining in any manner to the Released Claims.

11. Confidentiality. The Employee understands and agrees that this Agreement and each of its terms, and the negotiations surrounding it, are confidential, and the Employee promises not to intentionally or negligently disclose the same to any entity or person, for any reason, at any time, without the prior written consent of the Company, unless required by law. Notwithstanding the foregoing, the Employee may disclose the terms and conditions of this Agreement to his attorney, accountant, financial adviser and spouse. The Employee also acknowledges his obligations of confidentiality with respect to attorney-client privileged communications to which he was a party during his employment.

12. Arbitration. To the fullest extent permitted by law, all contractual claims that the Employee may have against the Company or any other Released Party, or that the Company may have against the Employee, in any way related to the subject matter, interpretation, application or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by arbitration. Arbitration of Arbitrable Claims shall be in accordance with the national rules for the resolution of employment disputes of the American Arbitration Association, as amended, and as augmented by this Agreement. The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief pursuant to Section 1281.8 of the California Code of Civil Procedure. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT TO ARBITRATE.

13. Attorneys’ Fees. In any legal action, arbitration or other proceeding to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs from the other party.

14. Cooperation. The Employee shall make all reasonable efforts to cooperate with the Company in the orderly transfer of the Employee’s responsibilities to other person(s) and the defense of any action brought by any third party against the Company that relates in any way to the Employee’s acts or omissions while employed by the Company, provided that he has been given reasonable notice and subject to reasonable limits on his availability. The Company agrees to reimburse all reasonable and necessary costs and expenses incurred by the Employee in complying with this section.

15. Entire Agreement. The parties understand and agree that the preceding sections recite the sole consideration for this Agreement; that no representation or promise has been made by the Employee, the Company or any other Released Party on any subject whatsoever, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties on any subject whatsoever are embodied and expressed in this Agreement. This Agreement shall supercede all prior or contemporaneous agreements and understandings among the Employee, the Company and any other Released Party, including the Employment Agreement, whether written or oral, express or implied, with respect to any subject whatsoever, including without limitation, any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Agreement as having continued effect. The Employee agrees and acknowledges that his obligations under sections 7 and 8 of the Employment Agreement and under the Company’s Code of Business Conduct shall survive the termination of his employment and the execution of this Agreement and shall continue in full force and effect.

16. Governing Law. This Agreement shall be governed in all respects under the laws of the State of California irrespective of its choice of law rules.

17. Partial Invalidity. If any part or any provision of this Agreement shall be finally determined to be invalid and unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall constitute one instrument.

19. Voluntary Agreement. The Parties have carefully read this Agreement in its entirety, fully understand and voluntarily agree to its terms and provisions, and intend and agree that it is final and binding on each of them.

20. Notices. All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by overnight courier or by registered or certified mail, return receipt requested, postage paid, addressed as follows: (a) if to Senetek: Senetek PLC, 620 Airpark Road, Napa, California, 94558, Attn: Frank J. Massino, fax #707-259-6238; (b) if to the Employee: Wade H. Nichols, 1390 St. James Court, St. Helena, California 94574, or in either case to such other address as a Party may specify by written notice to the other Party.

21. Titles. The titles to the sections of this Agreement are solely for the convenience of the Parties and shall not be used as an aid in the interpretation or construction of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the Parties as of the date first set forth above.

SENETEK PLC

/s/ Wade H. Nichols III	By:	/s/ Frank J. Massino
Wade H. Nichols III		Frank J. Massino, Chairman & CEO